Exhibit 99.1

CONTACT:
Edward B. Kornfeld
President
Chief Financial Officer
Porta Systems Corp.
(516) 364-9300

FOR IMMEDIATE RELEASE

PORTA SYSTEMS CORP. REPORTS RESULTS FOR THE QUARTER
AND NINE MONTHS ENDED SEPTEMBER 30, 2005

Syosset, NY - November 14, 2005 - Porta Systems Corp. (OTC.BB:PYTM) today reported operating income for the quarter ended September 30, 2005 of $499,000 compared to operating income of $1,398,000 for the quarter ended September 30, 2004. The Company recorded net income of $107,000, $0.01 per share (basic and diluted), versus net income of $1,058,000, $0.11 per share (basic and diluted), for the quarters ended September 30, 2005 and 2004, respectively.

The Company reported operating income for the nine months ended September 30, 2005 of $3,257,000 compared to operating income of $3,231,000 for the nine months ended September 30, 2004. The Company recorded net income of $2,197,000, $0.22 per share (basic and diluted) versus net income of $2,206,000, $0.22 per share (basic and diluted) for the nine months ended September 30, 2005 and 2004, respectively.

Sales for all units were $7,021,000 for the quarter ended September 30, 2005 versus $7,883,000 for the quarter ended September 30, 2004, a decrease of approximately $862,000 (11%). Copper Connection/Protection sales were $5,588,000 versus $6,054,000 for the quarters ended September 30, 2005 and 2004, respectively. The decrease for the quarter is the result of granted reduced sales price on the products sold to British Telecommunications. Signal Processing sales for the quarter ended September 30, 2005 were $1,263,000 versus $1,529,000 for the quarter ended September 30, 2004, a decrease of $266,000 (17%), resulted from lower new orders during the quarter. OSS sales for the three months ended September 30, 2005 were $146,000 compared to $289,000 in the same period of 2004, a planned decrease of $143,000 (49%). As previously announced, the Company limits its OSS activities to the performance of maintenance and warranty services. The Company expects its OSS business to continue to decline in future years; it does not anticipate that it will enter into new maintenance contracts when our warranty obligations expire.

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Porta Systems Corp. Press Release	Page 2
November 14, 2005

Sales for all units were $23,061,000 for the nine months ended September 30, 2005 versus $22,255,000 for the nine months ended September 30, 2004, an increase of approximately $806,000 (4%). Copper Connection/Protection sales for the nine months ended September 30, 2005 were $17,868,000 versus $16,453,000 for the nine months ended September 30, 2004, an increase of $1,415,000 (9%). This improvement is attributed to an increase in sales of Copper Connection/Protection products to British Telecommunications, and to a lesser extent, to an increase in sales of Copper Connection/Protection products to our domestic and other international customers. Signal Processing sales for the nine months ended September 30, 2005 were $4,517,000 versus $4,121,000 for the nine months ended September 30, 2004, an increase of $396,000 (10%). This increase in Signal sales for the nine months resulted from our ability to ship orders from backlog on a more timely basis than in the comparable period of 2004. For the nine months ended September 30, 2005, OSS sales were $557,000 compared to $1,635,000 for the comparable nine months of 2004. OSS sales in 2005 were only from maintenance contracts.

The overall gross margin for all business units was 36% for the quarter ended September 30, 2005, compared to 39% for the quarter ended September 30, 2004. This decrease is the result of the sales price reductions granted to British Telecommunications. Gross margin for the nine months ended September 30, 2005 was 39% compared to 38% for the nine months ended September 30, 2004.

Operating expenses for the quarter ended September 30, 2005 increased by $386,000 (23%) from 2004. The increase was directly related to a rent accrual of $215,000 (part of a total accrual for the nine months of 2005 of $715,000), regarding a proposed settlement of the remaining lease obligation of our United Kingdom subsidiary, of which we are the guarantor, and an accrual of $100,000 related to warranty expenses associated with the OSS division. These expenses were partially offset by reduced OSS sales expenses as our marketing activities for OSS were sharply reduced during 2004 and into the first half of 2005. For the nine months ended September 30, 2005, operating expenses increased by $349,000 (7%) when compared to last year’s nine months. The increase was directly related to the accrual of rent and warranty expenses described above.

Income tax expense for the nine months ended September 30, 2005 was $106,000 compared to $44,000 for the same period of 2004. The primary reason for the increase in 2005 was due to a provision of $75,000 related to federal income taxes. For the quarter ended September 30, 2005, income tax expense increased by $65,000 primarily from the provision for federal income taxes. Although we have significant tax loss carryforwards, the benefit was somewhat offset by the alternative minimum tax provisions.

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Porta Systems Corp. Press Release	Page 3
November 14, 2005

The Company’s Copper Connection/Protection business unit operated profitably during the quarter and nine months, with operating income of $944,000 and $4,054,000 respectively for the quarter and nine months. The Signal Processing unit operated profitably during the quarter and nine months of 2005, with operating income of $488,000 and $1,875,000, respectively. The OSS unit incurred operating losses of $166,000 and $702,000 for the quarter and nine months of 2005, respectively.

On October 12, 2005, we entered into an agreement with SHF IX, LLC, dated as of October 12, 2005, which amended our Amended and Restated Loan and Security Agreement, dated as of November 28, 1994, as amended, to extend the maturity of our senior debt to December 15, 2005. As a condition to the extension, the Company agreed to take steps to effect a restructure of the senior debt in a manner which results in the payment of a significant portion of the senior debt and the issuance of secured debt and equity for the balance of the senior debt on specified terms. Any such restructure will require the Company to obtain financing from a new investor. Although the Company is seeking such an investor, the Company cannot give any assurance that it will be able to obtain an investor on terms that are acceptable to SHF IX. Pursuant to the agreement with SHF IX, the Company has engaged an investment banker to assist it in exploring strategic alternatives. In the event we are able to secure an investor to restructure the senior debt, it is very likely that the Company’s present common stockholders would suffer very significant dilution of their common stock holdings.

Porta Systems Corp. designs, manufactures, markets and supports communication equipment used in telecommunications, video and data networks worldwide.

Statements in this press release may be “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. Therefore, actual outcomes and results may, and probably will, differ materially from what is expressed or forecasted in such forward-looking statements due to numerous factors, including those described above and those risks discussed from time to time in the Company’s filings with the Securities and Exchange Commission filings, including the Risk Factors included in the Form 10-K for the year ended December 31, 2004 and the Management’s Discussion and Analysis of Financial Conditions and Results of Operations in the Form 10-K for the year ended December 31, 2004 and the Form 10-Q for the quarter ended September 30, 2005. In addition, general industry and market conditions and growth rates, and general economic conditions could affect such statements. Any forward-looking statements speak only as of the date on which they are made, and the Company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of this release.

-See Accompanying Table-

Porta Systems Corp. and Subsidiaries
Condensed Consolidated Statement of Operations
Quarter and Nine months ended September 30,
(in thousands except per share amounts)

	Quarter ended Sept. 30,		Nine months ended Sept. 30,
	2005	2004	2005	2004

Sales	$7,021	$7,883	$23,061	$22,255

Gross profit	2,534	3,047	8,919	8,544

Total operating expenses	2,035	1,649	5,662	5,313

Operating income	499	1,398	3,257	3,231
Interest expense, net of interest and other income	(309)	(321)	(954)	(981)

Income before income taxes	190	1,077	2,303	2,250

Income tax expense	(83)	(19)	(106)	(44)

Net income	$107	$1,058	$2,197	$2,206

Per share data:

Basic per share amounts:

Net income per share	$0.01	$0.11	$0.22	$0.22

Weighted average shares
outstanding	10,054	9,972	10,021	9,972

Diluted per share amounts:

Net income per share	$0.01	$0.11	$0.22	$0.22

Weighted average shares
outstanding	10,089	9,972	10,054	9,972

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